Date:	January 10, 2007

Media Contact:	William H. Galligan	Phone:	816/983-1551

william.h.galligan@kcsr.com

KCS Announces Fourth Quarter and Year End 2006 Earnings Release
And Conference Call, Meeting Date

Kansas City, MO, January 10, 2007. Kansas City Southern (KCS) (NYSE:KSU) will release its financial results for fourth quarter and year end 2006 on Tuesday, February 6, 2007, before the opening of trading on the New York Stock Exchange.

KCS will also hold its fourth quarter 2006 earnings presentation on Tuesday, February 6, 2007 at 11:00 a.m. EST. The presentation will take place in New York City at 270 Park Avenue, 50th Floor Board Room. Shareholders and other interested parties who are not able to attend the presentation in person are invited to participate via telephone or live webcast. To join the teleconference, please call (800) 955-1795 (U.S. and Canada), or (706) 643-0096 (International). The conference I.D. is: 6063818. To participate in the live webcast and to view accompanying presentation materials, please log into the KCS website at www.kcsouthern.com, on February 6, immediately prior to the presentation.

A replay of the presentation will be available by calling (800) 642-1687 (U.S. and Canada) or (706) 645-9291 (International) and entering the conference I.D: 6063818. The replay will be available until February 13, 2007. The webcast will also remain available at www.kcsouthern.com for one week after the earnings release.

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding includes KCSR, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.

# # #